Exhibit 99.1

August 31, 2018

Dear Fellow Stockholder of Wheeler Real Estate Investment Trust, Inc.,

Enclosed you will find our Notice of the Annual Meeting of Stockholders and Proxy Statement and an accompanying voting proxy card. Your vote is especially important this year. Therefore, we ask that after reading the attached Notice of Annual Meeting and Proxy Statement, please sign, date and mail the WHITE proxy card or WHITE voting instruction form in the enclosed postage-paid return envelope. You may also submit a proxy to vote by telephone or Internet. Instructions for submitting a proxy over the Internet or by telephone are provided on the enclosed WHITE proxy card.
You have likely already received multiple letters and a green proxy card from The Stilwell Group. WHLR’s Board of Directors does NOT endorse the election of any of the Stilwell Group’s nominees and strongly urges you NOT to sign and return any proxy card sent to you by or on behalf of the Stilwell Group.
Instead, we ask that you vote in favor of the items that WHLR has set forth to be voted on at the upcoming Annual Meeting of Stockholders on Wednesday, October 3, 2018.

Over the last seven months, WHLR has implemented a number of significant changes focused on rebuilding the company, starting with a new foundation. Some of the more substantial changes have included:

•	Terminating Jon Wheeler as Chairman and Chief Executive Officer and accepting Mr. Wheeler’s resignation from the Board of Directors;

•	Creating a more independent Board by separating the Chief Executive Officer and Chairman of the Board of Directors positions and appointing John Sweet as the new Chairman of the Board of Directors;

•
Reducing the number of Directors from nine to eight and appointing two new Directors, Andy Jones and Sean Armstrong. Both Mr. Jones and Mr. Armstrong are well-aligned with WHLR’s institutional stockholders, offer vast capital markets expertise, and collectively represent approximately 15% of WHLR’s common stock;

•
Creating a new management culture and new executive management team including a new Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Corporate Secretary, Director of Human Resources, Vice President of Financial Reporting, and Director of Property Operations; and

•	Improving operating efficiencies, reducing ongoing expenses and reestablishing stockholder value.

These changes were painful but imperative to allow the new management team the opportunity to make long-term corrective measures. In addition, the suspension of the common stock dividend is an example of a difficult, but absolutely necessary, corrective step designed to position WHLR for long-term value. The common stock dividend was unsustainable and continuing to pay it would have impeded these efforts. WHLR’s ultimate goal is to return to paying a common stock dividend – one that is sustainable and well-covered by its underlying cash flows.

The long-term value of these changes may not yet be readily obvious, but we have taken significant steps to reestablish WHLR’s foundation. The Company’s Board and management team are committed to creating long-

term value, and we believe the actions taken by Joe Stilwell and his affiliates are counterproductive to that plan for the following reasons:

•
Mr. Stilwell has no experience in operating a commercial real estate company, and he has indicated that he has no plans to be a hands-on operator if placed on WHLR’s Board. In fact, Mr. Stilwell has indicated to WHLR management that he endorses the actions WHLR’s Board of Directors is taking to restore stockholder value;

•
We have reached out to Mr. Stilwell on multiple occasions to find a reasonable solution that would avoid a costly proxy fight, including offering a Board seat to one of his nominees. Unfortunately, Mr. Stilwell has forced WHLR into a contested proxy fight, which distracts from the day-to-day operating activities and unnecessarily increases operating costs at a time when WHLR’s management is working diligently to reduce expenses; and

•
We believe that Mr. Stilwell’s past activities, which include willful violations of Sections 206(2) and 206(4) of the Investment Advisers Act of 1940, which among other matters, prohibit an investment adviser from directly, or indirectly, engaging in any transactions, practice, or course of business which operates as a fraud or deceit upon any client or prospective client, are contradictory to what we feel is in the best interests of WHLR and its stockholders. Mr. Stilwell’s actions resulted in a cease and desist order from the SEC and substantial fines. A copy of the SEC’s order relating to Mr. Stilwell’s actions can be found at https://www.sec.gov/litigation/admin/2015/ia-4049.pdf.

We again, ask you to “stop, look and listen” before taking any action in response to the solicitation of proxies for WHLR’s 2018 Annual Meeting of Stockholders by Joseph Stilwell, Stilwell Value Partners VII, L.P., Stilwell Value LLC and certain of their affiliates. Please vote WITH WHLR on the enclosed proxy materials and WHITE proxy card.
WHLR’s Board of Directors does NOT endorse the election of any of the Stilwell Group’s nominees and strongly urges you NOT to sign and return any proxy card sent to you by or on behalf of the Stilwell Group.
As previously announced, the Annual Meeting of Stockholders will be held on Wednesday, October 3, 2018 at 9:30 am at the HarbourView Inn, 2 Vendue Range, Charleston, SC 29401. Only stockholders of record at the close of business on Thursday, August 23, 2018 will be entitled to vote at the meeting.

Please contact our proxy solicitor Laurel Hill Advisory Group, LLC, if you have any questions or need further assistance toll-free at (888) 742-1305. Banks and brokers should call (516) 933-3100.

We thank you for your continued support.

Sincerely,

David Kelly
President & Chief Executive Officer

FORWARD LOOKING STATEMENTS

This letter may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding the reinstatement of the common stock dividend are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release.

Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identities of the Company’s directors and executive officers, and their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the 2018 Annual Meeting. Stockholders can obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents are also available at no charge in the “SEC Filings” or “Proxy Materials” sections of the Company’s website at www.whlr.us.